Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES FIRST

QUARTER 2024 OPERATING RESULTS

South Bend, IN. May 14, 2024 (NEWSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN: STRW) (the “Company”) reported today its operating results for the quarter ended March 31, 2024.

FINANCIAL HIGHLIGHTS

●	100% of contractual rents collected.

●	On January 1, 2024 the Company commenced its lease for two skilled nursing facilities with 226 licensed beds near Johnson City, Tennessee. The lease includes a purchase option which the Company intends to exercise once certain conditions precedent are met.

●	On February 8 2024, the BVI Company issued additional Series D Bonds with a par value of NIS 100.0 million and raised a gross amount of $26.7 million (NIS 98.2 million). The Bonds were issued at a price of 106.3%; which equates to a coupon of approximately 7.7%.

●	On February 20, 2024 the Company entered into a new, replacement master lease for the properties included in the Indiana acquisition completed in August of 2023. The tenants remain a group affiliated with two of the Company’s directors, Moishe Gubin and Michael Blisko. The new master lease has an initial term of ten years and is subject to 2 five-year extensions. The initial annual base rent for the properties is $14.5 million dollars and is subject to annual increases of 3%. In connection with the new master lease, the existing purchase option held by the tenant, which was granted by the prior owner of the properties, of $127.0 million was terminated. Consideration for the termination of the purchase option and inducement for entering into the new, replacement master lease was $18.0 million paid to the tenants.

●	On March 25, 2024 the Company entered into a purchase agreement for a property comprised of an 68-bed skilled nursing facility and 10 bed assisted living facility near Georgetown, Indiana. The acquisition is for $5.85 million and the Company expects to fund the acquisition utilizing cash from the balance sheet. The Company anticipates closing on this acquisition on June 1, 2024.

●	For the quarters ended March 31, 2024, and March 31, 2023:

●	FFO was $14.1 million and $11.1 million, respectively.

●	AFFO was $13.1 million and $13.1 million, respectively.

●	Net income was $6.0 million and $4.1 million, respectively.

●	Rental income received was $27.8 million and $24.2 million, respectively.

Moishe Gubin, the Company’s Chairman & CEO, noted: “It’s been an active start to 2024. The Company replaced the master lease which was associated with the August 2023 Indiana acquisition; the new lease includes higher rents and the term is for 10 years ensuring steady rents from these facilities into 2034. The master lease for the original Indiana facilities was also renewed, effective April 1st, for another 10 years. Deal-wise the Company entered into a few smaller deals which were closed with cash from the balance sheet. The Company continues to search for accretive deals that will bring strong shareholder returns in both our stock price and dividends. Lastly, the Company remains disciplined and is using its excess cash to pay down debt.”

Q1 2024 Quarterly Results of Operations:

Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023:

Rental revenues: The increase in Rental Revenues of $3.6 million or 14.8% is primarily due to rental income received from the new Indiana and Texas master leases. These increases were offset by lower revenue from the Landmark master lease.

Depreciation and Amortization: The increase in depreciation of $1.0 million or 15.5% relates to the depreciation associated with the August 2023 acquisition of the Indiana Facilities and which was offset by certain equipment and personal property having been fully depreciated between the quarters ended March 31, 2023, and March 31, 2024. The amortization increase is due to the February 2024 purchase of the new master lease for the properties included in the Indiana acquisition completed in August of 2023.

Loss on real estate investment impairment: In February 2023, one facility under one of our Southern Illinois master leases was closed. The closure was made at the request of the tenant and was mainly for efficiency reasons. This facility was leased under a master lease with two other facilities. The closure did not result in any reduction in the rent received under the master lease, which has been paid without interruption. As a result of the closure, the Company is seeking to sell the property. Since the facility is no longer licensed to operate as a skilled nursing facility, the Company wrote off its remaining book value.

Interest expense, net: The increase in interest expense of $2.9 million or 60.8% is primarily related to additional interest payments for Series D Bonds, a second commercial bank loan facility obtained in connection with the August 2023 acquisition of the Indiana Facilities and increases in the floating rate on the Company’s commercial bank loan facilities.

Net Income: The increase in net income from $4.1 million during the quarter ended March 31, 2023 to $5.9 million for the three months ended March 31, 2024 is primarily due to increases in rental revenue (net of increase in real estate taxes) and the decline in real estate impairment losses offset by higher depreciation and interest expense.

Dividend

On May 8, 2024, our Board of Directors declared a cash dividend of $0.13 per share. The dividend will be paid on June 28, 2024 to common shareholders of record as of the close of business on June 17, 2024.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Annual Report Form 10-K dated March 19, 2024, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 109 healthcare facilities with an aggregate of 12,449 beds, located throughout the states of Arkansas, Illinois, Indiana, Kentucky, Michigan, Ohio, Oklahoma, Tennessee and Texas. The 109 healthcare facilities comprise 99 skilled nursing facilities, eight assisted living facilities, and two long-term acute care hospitals.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the three months ended March 31, 2024 and 2023, to net income the most directly comparable GAAP financial measure, for the same periods:

FFO and AFFO

	Three Months Ended March 31,
	2024	2023
(dollars in $000s)
Net income	$5,992	$4,139
Depreciation and amortization	8,098	6,988
Funds from Operations	14,090	11,127
Adjustments to FFO:
Straight-line rent	(968)	(491)
Loss on real estate investment impairment	-	2,451
Funds from Operations, as Adjusted	$13,122	$13,087